Exhibit 99.3

For Immediate Release

COURT APPROVES MOVIE GALLERY’S DISCLOSURE STATEMENT

Company to Begin Solicitation of Votes on its Plan of Reorganization

Confirmation Hearing Scheduled for April 9, 2008

DOTHAN, Ala., February 5, 2008 – Movie Gallery, Inc. (“Movie Gallery”) (OTC Pink Sheets: MOVIQ.PK) today announced that the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) approved the Disclosure Statement filed in connection with the company’s proposed Plan of Reorganization (the “Plan”) and authorized Movie Gallery to begin soliciting votes on the Plan. Movie Gallery’s confirmation hearing, at which the Bankruptcy Court will consider approval of the Plan, has been scheduled for April 9, 2008, at 2:00 p.m.

As previously announced on January 22, 2008, Movie Gallery’s key creditor groups have signed an agreement to support the Plan (the “Plan Support Agreement”). The Plan Support Agreement has been signed by: (1) lenders collectively holding more than two-thirds of the debt under the Movie Gallery’s first lien credit facilities; (2) lenders collectively holding more that half of the debt under Movie Gallery’s second lien credit agreement; and (3) holders of a majority of the debt under Movie Gallery’s 11% senior notes. Additionally, Sopris Capital Advisors LLC (“Sopris”) has committed to backstop a $50 million rights offering under the Plan, and has placed $50 million into escrow in support of its backstop commitment.

Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery, said, “With the Court’s authorization, we can now begin the solicitation of stakeholder votes on our Plan, which is another important step forward in our restructuring process. We are very proud of what we have accomplished thus far as we work to emerge as a competitive and financially stable company. On behalf of my entire management team, we remain grateful for the unwavering support of our dedicated partners and associates throughout our restructuring process.”

Movie Gallery will shortly begin the process of soliciting votes for the Plan from eligible claim holders. The Official Committee of Unsecured Creditors in Movie Gallery’s Chapter 11 proceedings supported entry of the order approving the Disclosure Statement. Assuming the requisite approvals are received and the Bankruptcy Court confirms the Plan under the company’s current timetable, Movie Gallery expects to emerge from Chapter 11 early in the second quarter of 2008.

About Movie Gallery

The Company is the second largest North American video rental company with approximately 3,890 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. Since Movie Gallery’s initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website: www.moviegallery.com.

Forward-looking Statements

This press release, as well as other statements made by Movie Gallery may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to operate subject to the terms of the DIP Credit Agreement; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 cases; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases, including a plan consistent with the terms set forth in the plan term sheet attached to the Lock Up, Voting and Consent Agreement dated as of October 14, 2007 or the plan of reorganization attached to the plan support agreement dated January 22, 2008, both of which have been executed by the Company; (v) risks associated with a termination of the $150 million secured super-priority debtor in possession credit agreement and financing availability; (vi) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vii) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (viii) the Company’s ability to maintain contracts and leases that are critical to its operations; (ix) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (x) the ability of the Company to execute its business plans and strategy, including the operational restructuring initially announced in 2007, and to do so in a timely fashion; (xi) the ability of the Company to attract, motivate and/or retain key executives and associates; (xii) general economic or business conditions affecting the video and game rental and sale industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; and (xiii) increased competition in the video and game rental and sale industry. Other risk factors are listed from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission. Movie Gallery disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan or plans of reorganization could result in holders of Movie Gallery’s common stock or other equity interests and claims relating to prepetition liabilities receiving no distribution on account of their interest and cancellation of their interests and their claims and cancellation of their claims. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that certain creditors or equity holders do not receive or retain property on account of their claims or equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock and claims to be highly speculative and cautions equity holders that the stock and creditors that the claims may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Movie Gallery’s common stock or other equity interest or any claims relating to pre-petition liabilities. The proposed plan of reorganization currently provides that all of Movie Gallery’s common stock and other equity interests will be cancelled for no consideration.

Contacts:

Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-2400

Media: Andrew B. Siegel or Meaghan A. Repko of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

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